UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

Allied Esports Entertainment, INC.

(Name of Registrant as Specified in Its Charter)

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	(1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ALLIED ESPORTS ENTERTAINMENT, INC.

NOTICE OF ACTION BY WRITTEN CONSENT

TO THE STOCKHOLDERS OF ALLIED ESPORTS ENTERTAINMENT, INC.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Allied Esports Entertainment, Inc., a Delaware corporation (the “Company,” “AESE,” “we,” or “us”), in connection with action taken by written consent by the holders of a majority of the issued and outstanding shares of common stock of the Company to approve (i) certain issuances of the Company’s common stock, including for purposes of Nasdaq Marketplace Rule 5635 subsections (b) and (d) (collectively, “Nasdaq Rule 5635”), and (ii) an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock currently authorized by the Certificate by 10,000,000 shares, from 65,000,000 shares to 75,000,000 shares, all in connection with a net $9,000,000 loan (after payment of a $600,000 original issue discount) to the Company made by certain accredited investors (the “Investors”) in a private placement transaction (collectively, the “Loan Transaction”) pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated June 8, 2020 by and among the Company and the Investors.

Approval of the Loan Transaction, including for purposes of Nasdaq Rule 5635, was taken by written consent pursuant to Section 228 of the Delaware General Corporation Law and Section 2.7 of our bylaws, which provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. This Information Statement is being furnished to our stockholders of record as of [●], 2020 in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our stockholders of the action taken by the written consent.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

We are mailing this Notice and the accompanying Information Statement to holders of our common stock on or about [●], 2020.

Sincerely,

Allied Esports Entertainment, Inc.

By:	/s/ Frank Ng
Chief Executive Officer

[●], 2020

i

ALLIED ESPORTS ENTERTAINMENT, INC.
17877 Von Karman Avenue, Suite 300
Irvine, California 92614

INFORMATION STATEMENT

GENERAL INFORMATION

Allied Esports Entertainment, Inc., a Delaware corporation (the “Company,” “AESE,” “we,” or “us”), is distributing this information statement solely for purposes of informing our stockholders of record as of [●], 2020 (the “Record Date”), in the manner required by Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”), of the action taken by written consent by the holders of a majority of the issued and outstanding shares of common stock of the Company to approve (i) certain issuances of the Company’s common stock, including for purposes of Nasdaq Marketplace Rule 5635 subsections (b) and (d) (collectively, “Nasdaq Rule 5635”), and (ii) an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock currently authorized by the Certificate by 10,000,000 shares, from 65,000,000 shares to 75,000,000 shares, all in connection with a net $9,000,000 loan (after payment of a $600,000 original issue discount) to the Company made by certain accredited investors (the “Investors”) in a private placement transaction (collectively, the “Loan Transaction”) pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated June 8, 2020 by and among the Company and the Investors.

Our common stock is listed on the Nasdaq Capital Market, and we are subject to Nasdaq’s rules and regulations, including Nasdaq Rule 5635. Subsections (b) and (d) of Nasdaq Rule 5635 require stockholder approval prior to certain issuances of securities, as follows:

(b)	the issuance of securities by a company when, as a result of such issuance, an investor or group would own or have the right to acquire 20% or more of the company’s outstanding common stock or voting power and such ownership or voting power would be the largest ownership position in the company, which Nasdaq considers to be a “change of control”; or

(d)	the issuance in a transaction (other than a public offering) of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the outstanding common stock or 20% or more of the voting power of a company for a purchase price that is lower than (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of a binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (such lower amount, the “Minimum Price”).

OVERVIEW OF THE TRANSACTION

Description of the Transaction

Pursuant to the Purchase Agreement, the Investors made the Loan to the Company, and the Company issued the Investors Senior Secured Convertible Promissory Notes (the “Notes”) in the aggregate original principal amount of $9,600,000 and bearing interest at a guaranteed rate of 8% per annum. The Notes have a two-year term, with aggregate principal payable in equal monthly installments of $436,364 commencing 60 days after the date of the Loan, together with a monthly payment of accrued interest thereon. Each payment of principal and interest may be paid at the Company’s option in cash, or if all equity conditions set forth in the Notes are satisfied or waived, in shares of common stock (“Note Shares”) at a price equal to the lesser of (i) $3.30 (subject to adjustment as set forth in the Notes) and (ii) 87% of the lowest volume weighted average price (“VWAP”) in the 10 days prior to the payment date (the “Monthly Conversion Price”). Each such payment in cash will be equal to 110% of the monthly installment. Notwithstanding the foregoing, the issuance of shares is prohibited to the extent the issuance would cause the Investors to exceed the Beneficial Ownership Limitation (as described below) or would cause the Investors to receive more than 19.99% of the shares of outstanding common stock as of the date of the Loan unless the Company obtains stockholder approval of the Loan in advance of such issuance.

The Notes are convertible at the Investor’s option, in whole or in part, and from time to time, into shares of the Company’s common stock (“Conversion Shares”) at $3.30 per share (subject to adjustment to convert at the same price as any non-exempt issuances of Company common stock at a lower issuance price); provided, however, that the parties may not effect any such conversion that would result in such Investor (together with its affiliates) owning in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the conversion in question (the “Beneficial Ownership Limitation”). Each Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation may not exceed 9.99% per Investor. Conversion of the Notes is also limited if it would cause the Investors to receive more than 19.99% of the shares of outstanding common stock as of the date of the Loan unless the Company obtains stockholder approval of the Loan in advance of such conversion.

In connection with the Loan, the Company also issued to the Investors five-year warrants (the “Warrants”) to purchase up to 1,454,546 shares of the Company’s common stock (the “Warrant Shares”) at a price of $4.125 per share (subject to adjustment to equal the same price as any non-exempt issuances of Company common stock at a lower issuance price).

The issuance price for each of the Note Shares, Conversion Shares and the Warrant Shares (collectively, “Transaction Shares”) may be less than the Minimum Price, and the total number of Transaction Shares that could be issued as a result of the Loan Transaction may exceed 19.99% of the Company’s outstanding shares on the date of the Loan. Without stockholder approval of such issuances, the amount of Transaction Shares issuable in the Loan Transaction would be limited to 19.99% of the shares of outstanding common stock as of the date of the Loan to avoid violation of Nasdaq Rule 5635(d). Although unlikely due to the concentrated ownership of our common stock, it is also possible that the Loan Transaction could result in a “change of control” within the meaning of Nasdaq Rule 5635(b).

In order to ensure that the Company has a sufficient amount of common stock reserved to issue the maximum number of Transaction Shares, the Company’s stockholders holding a majority of the outstanding shares of common stock also approved an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of common stock currently authorized by the Certificate by 10,000,000 shares, from 65,000,000 shares to 75,000,000 shares.

The foregoing description of the Purchase Agreement, the Notes and the Warrants is qualified in its entirety by reference to the full and complete terms thereof, which are filed as Exhibits 10.3, 10.4 and 4.1, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 8, 2020, which is incorporated herein by reference.

Approval of the Transaction

The approval of the Loan Transaction, including for purposes of Nasdaq Rule 5635, requires the approval of the holders of our outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On June 8, 2020, there were 28,346,577 shares of our common stock issued and outstanding.

Primo Vital Limited and Knighted Pastures LLC, the holders of a majority of the Company’s issued and outstanding common stock, approved the Loan Transaction by a written consent dated June 8, 2020. Accordingly, the limitations on issuances and sales of securities under Nasdaq Rule 5635 will not apply to issuances of Transaction Shares. Pursuant to Rule 14c-2(b) promulgated under the Exchange Act, such action may not be effected until at least 20 calendar days following the mailing of this Information Statement to our common stockholders. This Information Statement is first being mailed on or about [●], 2020 to the Company’s common stockholders of record as of the Record Date.

Notice Pursuant to the Delaware General Corporation Law

Pursuant to Section 228(e) of the DGCL, we are required to provide prompt notice of the taking of a corporate action by written consent to common stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228(e) of the DGCL.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The tables below set forth information known to us regarding the beneficial ownership of our common stock as of the Record Date, for:

●	each person we believe beneficially holds more than 5% of our outstanding common shares (based solely on our review of SEC filings);

●	each of our current directors and named executive officers; and

●	all of our current directors and executive officers as a group.

This table further provides beneficial ownership information as of the Record Date, adjusted solely to give pro forma effect the issuance of 24,042,782 Transaction Shares, which is the amount of shares that the Company must reserve for issuance pursuant to the terms of the Loan Transaction once the stockholder actions set forth in this Information Statement are effected. This reserve is based on 300% of the shares that would have been issued if the Warrants were exercised in full and the Notes were converted in full (including interest that would accrue through the maturity date of the Notes) at the Monthly Conversion Price.

The number of shares beneficially owned by a person includes shares issuable under options, warrants and other securities convertible into common stock held by that person and that are currently exercisable or that become exercisable within 60 days of the Record Date. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options, warrants and other convertible securities currently exercisable or that become exercisable within 60 days of the Record Date are outstanding for the purposes of computing the “Percentage Before Loan Transaction” and “Percentage After Loan Transaction” by such person or group. Nevertheless, shares of common stock that are issuable upon exercise of presently unexercised options, warrants and other convertible securities are not deemed to be outstanding for purposes of calculating the “Percentage Before Loan Transaction” and “Percentage After Loan Transaction” by any other person or any other group.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

As of the Record Date, we had 28,346,577 shares of common stock issued and outstanding.

Name and Address of Beneficial Owners(1)	Number of Shares Before Loan Transaction(2)	Percentage Before Loan Transaction(2)	Number of Shares After Loan Transaction(2)	Percentage After Loan Transaction(2)
Five Percent Stockholders:
Black Ridge Oil & Gas, Inc. (3)	3,033,532	10.5%	3,033,532	5.7%
Primo Vital Limited (4)	15,112,163	47.9%	15,112,163	27.2%
Kepos Capital LP(5)	2,045,298	6.7%	2,045,298	3.8%
Knighted Pastures LLC (6)	3,582,858	12.6%	3,582,858	6.8%
Directors and Named Executive Officers:
Lyle Berman(7)	1,478,070	5.2%	1,478,070	2.8%
Bradley Berman(8)	3,534	*	3,534	*
Benjamin S. Oehler(8)	3,534	*	3,534	*
Joseph Lahti(8)	3,534	*	3,534	*
Frank Ng(9)	453,422	1.6%	453,422	*
Eric Yang(10)	15,392,180	48.8%	15,392,180	27.7%
Adam Pliska(11)	888,153	3.1%	888,153	1.7%
Maya Rogers(12)	3,534	*	3,534	*
Kan Hee Anthony Tyen(12)	3,534	*	3,534	*
Ho min Kim(12)	3,534	*	3,534	*
Anthony Hung	–	*	–	*
Jud Hannigan (13)	375,055	1.3%	375,055	0.7%
Kenneth DeCubellis (3)(14)	3,033,532	10.5%	3,033,532	5.7%

All directors and executive officers, as a group (12 individuals) (15)	18,608,084	60.0%	18,608,084	33.8%

*	Less than 1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	The percentage of beneficial ownership before the Loan Transaction is based on 28,346,577 outstanding shares of common stock as of the Record Date. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options or warrants held by that person that are currently exercisable or exercisable within the next 60 days after the Record Date are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.
(3)	Based on a joint Form 4 filed on June 12, 2020. Includes 2,528,532 outstanding shares held by Black Ridge Oil & Gas, Inc. (“Black Ridge”) and 505,000 shares issuable upon the exercise of certain warrants held by Black Ridge that are exercisable or will become exercisable within 60 days after the Record Date. Kenneth DeCubellis is a director and chief executive officer of Black Ridge and shares voting and dispositive power over the shares held by Black Ridge. The address of Black Ridge is 110 North 5th Street, Suite 410, Minneapolis, Minnesota 55403.

(4)	Based on a joint Schedule 13D filed on September 18, 2019. Includes warrants to purchase 3,193,851 shares of common stock that are currently exercisable or will become exercisable within 60 days after April 30, 2020, of which 324,665 warrants are currently being held in escrow and are subject to forfeiture until August 9, 2020 as security for indemnification claims against AEM that may arise under the Merger Agreement.
(5)	Based on a joint Schedule 13G filed on February 4, 2020 by Kepos Capital LP and Mr. Mark Carhart. Includes warrants to purchase 2,006,974 shares of common stock underlying warrants that are currently exercisable or will become exercisable within 60 days after April 30, 2020.
(6)	Based on a joint Schedule 13G filed on May 26, 2020 by Knighted Pastures LLC and Roy Choi. Includes190,000 five-year warrants to purchase shares of Company common stock at a price per share of $11.50.

(7)	Includes 3,534 shares of common stock that are subject to transfer and forfeiture restrictions. Excludes shares for which Mr. Lyle Berman has a pecuniary interest in through his ownership of common stock in Black Ridge.
(8)	Includes 3,534 shares of common stock that are subject to transfer and forfeiture restrictions. Excludes shares for which the stockholder has a pecuniary interest in through his beneficial ownership in Black Ridge.

(9)	Includes (i) warrants to purchase 106,233 shares of common stock that are currently exercisable or will become exercisable within 60 days after April 30, 2020, of which 6,823 warrants are currently being held in escrow and are subject to forfeiture until August 9, 2020 as security for indemnification claims against AEM that may arise under the Merger Agreement; (ii) 117,648 shares issuable to Mr. Ng’s spouse upon conversion of a convertible promissory note issued to her by the Company; and (iii) 21,202 shares of common stock that are subject to transfer and forfeiture restrictions.
(10)	Includes (i) warrants to purchase 68,211 shares of common stock that are currently exercisable or will become exercisable within 60 days after April 30, 2020, (ii) 3,534 shares of common stock that are subject to transfer and forfeiture restrictions; (iii) 11,986,523 shares held by Primo Vital Limited (“Primo”), a 100% owned subsidiary of Ourgame International Holdings Limited, of which Mr. Yang, as director and chief executive officer, exercises voting and dispositive power, and (iv) warrants held by Primo to purchase 3,125,640 shares of common stock that are currently exercisable or will become exercisable within 60 days after April 30, 2020. Mr. Yang disclaims any pecuniary interest in the shares and warrants of Primo. Mr. Yang is a director of the Company.
(11)	Includes (i) 7,024 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the Merger on August 9, 2019, (ii) 117,648 shares issuable upon conversion of the convertible promissory note of The Lipscomb/Viscoli Children’s Trust (the “Trust”), of which Mr. Pliska is trustee, (iii) 38,000 warrants issued to the Trust to purchase shares of Company common stock at a price per share of $11.50, (iv) 7,951 shares of restricted common stock issued to Mr. Pliska on account of his services as a director and officer of the Company, and (v) shares issuable upon the exercise of 95,000 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the Merger to Trisara on August 9, 2019. Mr. Pliska is the President of the Company and WPT Enterprises, Inc., serves as a director of the Company and disclaims any pecuniary interest in the shares and warrants set forth in items (ii) and (iii).
(12)	Includes 3,534 shares that are subject to transfer and forfeiture restrictions.
(13)	Includes 90,350 five-year warrants to purchase shares of Company common stock at a price per share of $11.50 issued in the Merger on August 9, 2019, and 8,834 shares that are subject to transfer and forfeiture restrictions.
(14)	Mr. DeCubellis previously served as Chief Executive Officer of BRAC. He resigned as a director and Chief Financial Officer of the Company on September 24, 2019.
(15)	Consists of shares beneficially owned by our current directors and current executive officers, which does not include shares beneficially owned by Mr. DeCubellis.

OTHER BUSINESS

Householding of Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Information Statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of the Information Statement to any Company stockholder upon written or oral request to our Corporate Secretary, at Allied Esports International, Inc., 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614, telephone: (949) 225-2600. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

Costs

We will make arrangements with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of this Information Statement to the beneficial owners of our common stock. We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.